GOLDONLINE INTERNATIONAL, INC.
PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JULY 31, 2000
EXHIBIT 99.3
(Unaudited)


                                                     GOLDONLINE         HMS
                                                    INTERNATIONAL     JEWELRY            ADJUSTMENTS       PRO FORMA
Sales and revenues                                   $ 1,634,962     14,564,421                            16,199,383
Cost of sales                                          1,023,215     10,780,192                            11,803,407
                                                     ---------------------------                          ------------
 Gross profit                                            611,747      3,784,229                             4,395,976
Selling, general and administrative expenses             883,613      2,128,117   (1)      180,000          3,430,820
                                                                                  (2)      239,090

                                                     ---------------------------                          ------------
  Earnings (loss) from operations                       (271,866)     1,656,112                               965,156
Other income (expense):
  Interest expense                                       (30,515)      (171,337)  (3)     (200,000)          (401,852)
  Interest and other income                               61,268        206,398                               267,666
                                                     ---------------------------                          ------------
                                                          30,753         35,061                              (134,186)
                                                     ---------------------------                          ------------
Earnings (loss) before income taxes                     (241,113)     1,691,173                               830,970
Income tax expense (benefit)                             (26,456)                 (4)      365,000            338,544
                                                     ---------------------------                          ------------
Net earnings (loss)                                     (214,657)     1,691,173                               492,426
                                                     ===========================                          ============

Basic and diluted earnings (loss) per share               (0.002)                                               0.006
                                                     ============                                         ============

Weighted average shares outstanding                   89,381,618                                           89,381,618
                                                     ============                                         ============

GOLDONLINE INTERNATIONAL, INC.
PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JULY 31, 2000
PRO FORMA ADJUSTMENTS
(Unaudited)

                                                         DEBIT           CREDIT
                        (1)
Selling, general and administrative expenses           180,000

Record salary of CEO


                        (2)
Selling, general and administrative expenses           239,090

Record goodwill amortization


                        (3)
Interest expense                                       200,000

Record interest on $2,500,000 debt


                        (4)
Income tax expense                                     365,000

Record income taxes based upon combined earnings